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                                                                    EXHIBIT 99.2
ENRON LOGO


                                                           October 27, 2000




Azurix Corp.
333 Clay Street
Suite 1000
Houston Texas 77002

         Attention:  Mr. Herbert S. Winokur, Jr.
                     Chairman of the Board

                     Mr. John L. Garrison
                     President

Gentlemen:

         As a result of changes in industry conditions, among other things, Azurix finds itself in a much different position than it did at the time of its initial public offering. Following Azurix's restructuring announcement in the fourth quarter of 1999, Azurix has seen a substantial decrease in its common stock price. Azurix's access to capital has been adversely affected, and it has lost employees. We believe that continued uncertainty about the status of Azurix's future will only serve to further damage Azurix and its stockholders and employees.

         As you know, in an attempt to resolve this uncertainty, Azurix retained two internationally recognized investment banking firms early this year for the purpose of evaluating strategic alternatives. These alternatives included a potential sale of Azurix to unrelated third parties. In this connection, you and your investment bankers contacted a significant number of third parties to determine if they would be interested in acquiring Azurix.

         In addition, Enron itself has been contacted by certain third parties to determine if Enron would be interested in selling its indirect interest in Azurix. Between these contacts and the process that you and your investment bankers conducted, we have been able to gain a very clear understanding of the M&A market's perception of Azurix's value. In fact, after discussions with potential buyers, we understand that four indications of interest have been obtained. Three of the four indicated that they were unlikely to be willing to pay more than the then current market price of approximately $4.00 per share.

         The fourth interested party initially indicated that it would consider offering $7.00 per share. However, this price was before giving effect to any dilution for stock options, and was subject to significant due diligence and other conditions. As you know, both Enron and Azurix devoted a significant number of resources for the purpose of accommodating this bidder's due diligence requests. In support of this effort, an extensive amount of legal documentation was


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prepared in anticipation of finalizing a transaction. However, this bidder has recently informed us that it is not interested in pursuing the transaction any further. The reasons given by the bidder included pro forma cash flows, the complexity of the capital structure, tax considerations and the currently pending securities litigation.

         We are obviously quite disappointed by this most recent turn of events. However, we strongly believe that there is no other buyer willing to pay the $7.00 per share initially proposed (but later withdrawn) by the fourth bidder.

         In light of the foregoing, we believe that it is in Azurix's best interest, as well as the best interest of its stockholders and employees, if Azurix were no longer a publicly traded company. In this regard, Enron hereby proposes on behalf of itself and its designees to provide cash of approximately $275 million for the sole purpose of funding a transaction that would take Azurix private for a buy-out price of $7.00 per share.

         We strongly believe that our proposal is fair to Azurix's public stockholders. Our proposed transaction would permit Azurix's stockholders to receive, on a timely basis, a cash payment for their shares that is significantly above the price at which those shares have traded for several months. In addition, the cash payment to stockholders would also be greater than any indications of interest received by Enron or Azurix during our search for strategic alternatives over the past nine months. Our proposal would also permit Azurix's employees to have more certainty about their future.

         Furthermore, we are also familiar with Azurix's analysis of various partial and full liquidation alternatives. Although we agree that such plans may result in greater value to Azurix's stockholders than the maintenance of the status quo, we believe that these options almost certainly will not result on a present value basis in a greater return to Azurix's stockholders than $7.00 per share. In this regard our proposal is conditioned upon Azurix not selling any significant assets prior to the buy-out.

         Finally, we are cognizant of the potential conflicts of interest inherent in our proposal and understand the need for appropriate process. However, please note that we have not included any "break-up" fees or other deal protection devices, so that moving forward with our proposal would not preclude any third party from pursuing an acquisition that might provide greater value to Azurix's stockholders.

         We are not setting a specific deadline on our proposal. However, we believe Azurix's position, especially with prospective customers and employees, may deteriorate further. We must therefore reserve the right to withdraw our proposal at any time.
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         We would like to discuss with you as soon as practicable a precise transaction structure for achieving the proposed going private transaction. We hope that, once the mechanics have been finalized, the Board of Directors of Azurix will give due consideration to any actions required in connection with our proposal.



                                              Very truly yours,

                                              ENRON CORP.



                                              By_/S/ J. MARK METTS
                                                   J. Mark Metts
                                                   Executive Vice President,
                                                      Corporate Development